NATIONAL CITY                                 NATIONAL CITY MORTGAGE CO.
MORTGAGE                                      3232 Newmark Drive,
					      Miamisburg, Ohio  45342
					      Telephone (513) 436-3025

					      MAILING ADDRESS:
					      P.O. Box 1820
					      Dayton, Ohio  45401-1820



	  MANAGEMENT'S ASSERTION ON COMPLIANCE WITH MINIMUM SERVICING
	 STANDARDS SET FORTH IN THE UNIFORM SINGLE ATTESTATION PROGRAM
			      FOR MORTGAGE BANKERS



			      REPORT OF MANAGEMENT



We, as members of management of National City Mortgage Co. (NCM), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of NCM's compliance with the minimum servicing standards as set forth in the USAP as of
December 31, 1995 and for the year then ended.    Based on this evaluation,
we assert that during the year ended December 31, 1995, NCM complied with the minimum servicing standards set forth in the USAP.

As of and for this same period, NCM had in effect a fidelity bond policy in the amount of $50 million and an errors and omissions policy in the amount of $20 million.




				/s/ Leo E. Knight, Jr.
				Leo E. Knight, Jr., President


				/s/ T. Jackson Case, Jr.
				T. Jackson Case, Jr., Senior Vice President




January 18, 1996



			    No one Cares More!